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EXHIBIT 11:       COMPUTATION OF PER SHARE EARNINGS

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
                                                           YEAR ENDED AUGUST 31
                                                    1997          1996          1995
                                                   ------        ------        ------
                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
Primary
   Average shares outstanding                       8,076         5,988         5,701
   Net effect of dilutive stock options and
     warrants based on the treasury stock
     method using average market price                561           291            76
Total                                               8,637         6,279         5,777
Net income                                         $3,433        $2,262        $  707
Per share amount                                   $ 0.40        $ 0.36        $ 0.12

Fully diluted
   Average shares outstanding                       8,076         5,988         5,701
   Net effect of dilutive stock options and
     warrants-based on the treasury stock
     method using the year-end market price           639           387           171
Total                                               8,715         6,375         5,872
Per share amount                                   $ 0.39        $ 0.35        $ 0.12



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